CORPORATE CAPITAL TRUST II N-2/A

Exhibit (k)(8)

CORPORATE CAPITAL TRUST II
SHARES PURCHASE AGREEMENT

THIS SHARES PURCHASE AGREEMENT (this “Agreement”) is made as of the 27th day of August, 2015, by and between CORPORATE CAPITAL TRUST II, a Delaware Statutory Trust (the “Company”), and KKR CREDIT ADVISORS (US) LLC a Delaware Limited Liability Company (“Purchaser”).

WHEREAS, the Company desires to issue, and Purchaser desires to acquire, shares of beneficial interest of the Company as herein described, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.

Purchase and Sale of Shares. Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, an aggregate of two hundred thousand, seven hundred and seventy seven point seven eight (277,777.78) shares of beneficial interest of the Company (the “Shares”) at $9.00 per share, for an aggregate purchase price of two million five hundred thousand dollars ($2,500,000.00), payable in cash.

The Purchaser hereby agrees to pay for the Shares at the time of purchase upon demand for payment made by an officer of the Company and which demand must be made prior to acceptance of other shareholders unaffiliated with the Company. For the avoidance of doubt, the Purchaser has no obligation to subscribe for or purchase the Shares unless and until (i) the Company’s initial registration statement is declared effective by the United States Securities and Exchange Commission and (ii) CNL Fund Advisors II, LLC subscribes for and purchases 277,777.78 shares of beneficial interest of the Company.

2.

Limitations on Transfer. Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares except in compliance with applicable securities laws. Purchaser hereby further acknowledges that Purchaser may be required to hold the Shares purchased hereunder indefinitely. During the period of time during which Purchaser holds the Shares, the value of the Shares may increase or decrease, and any risk associated with the Shares and such fluctuation in value shall be borne by Purchaser.

3.

Restrictive Legends. Any certificates representing the Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

a.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; and

b.

Any legend required by applicable state “blue sky” securities laws.

4.

Investment Representations. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

a.

Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares as an investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

b.

Purchaser understands that the Shares has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

c.

Purchaser further acknowledges and understands that the Shares must be held indefinitely unless the Shares is subsequently registered under the Act or an exemption from registration with respect to such subsequent transfer is available. Purchaser understands that any certificates evidencing the Shares will be imprinted with the legend(s) set forth above which prohibit(s) the transfer of the Shares unless the Shares are registered or registration is not required in the opinion of counsel for the Company.

d.

Purchaser is familiar with the provisions of Rule 144 under the Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Shares may be resold by Purchaser in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after Purchaser has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

e.

Purchaser further understands that at the time Purchaser wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not satisfy the current public information requirements of Rule 144, and that, in such event, Purchaser would be precluded from selling the Shares under Rule 144 even if it satisfies the minimum holding period requirement.

f.

Purchaser has substantial knowledge regarding, and experience in, financial and business matters, including knowledge and experience in investing in and evaluating transactions of securities in companies similar to the Company. Purchaser is capable of evaluating the risks and merits of its investment in the Shares and has the capacity to protect its own interests. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that the Company has not conducted any business to date, and that it may never successfully conduct a business, and that an investment in the Company and the Shares is highly speculative and subject to substantial risks, including the loss of the entire investment.

5.

Miscellaneous.

a.

Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns. Purchaser may, without the consent of the Company, transfer and assign all or any portion of Purchaser’s rights and obligations hereunder to one or more of Purchaser’s affiliates.

b.

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

c.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution.

d.

Termination. This Agreement, and all rights and obligations hereunder, shall terminate in their entirety if the purchase and sale described in paragraph 1 hereof has not occurred by January 31, 2016.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORPORATE CAPITAL TRUST II

By:	/s/ Steven D. Shackelford
Name: Steven D. Shackelford
Title: CFO and President

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Jeff Van Horn
Name: Jeff Van Horn
Title: Authorized Signatory